THE JENSEN PORTFOLIO, INC.
THIRD AMENDMENT TO THE
AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of this 27th day of April, 2010, to the Amended and Restated Fund Accounting Servicing Agreement dated as of July 1, 2005, as amended July 27, 2006 and July 16, 2008 (the "Agreement"), is entered into by and between The Jensen Portfolio, Inc., an Oregon corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A, the fee schedule of the Agreement, is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE JENSEN PORTFOLIO, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert McIver	By: /s/ Michael R. McVoy

Name: Robert McIver	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

4/27/10	1

Amended Exhibit A to the Amended and Restated Fund Accounting Agreement

The Jensen Portfolio, Inc. FUND ACCOUNTING SERVICES ANNUAL FEE SCHEDULE at April, 2010
Annual fee based upon assets in the fund: $[ ] on the first $[ ] million [ ] basis points on the next $[ ] million [ ] basis points on the balance

Extraordinary services - quoted separately
      Conversion Estimate – one month’s fee (if necessary)

NOTE - All schedules subject to change
depending upon the use of derivatives – options,
futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses,
including pricing service:
$[   ] Domestic and Canadian Equities
$[   ] Options
$[   ] Corp/Gov/Agency Bonds
$[   ] CMO's
$[   ] International Equities and Bonds
$[   ] Municipal Bonds
$[   ] Money Market Instruments
$[   ]   Per fund per month – Fund of Funds
        $[   ] /Foreign Equity Security per Month
                  for Corporate Action Service
        $[   ] /Domestic Equity Security per Month
                 for Corporate Action Service

Factor Services (BondBuyer)
 Per CMO - $[   ] /month
 Per Mortgage Backed - $[   ] /month
 Minimum - $[   ] /month

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Amended Exhibit A Fee Schedule (continued) for the
Amended and Restated Fund Accounting Servicing Agreement - The Jensen Portfolio, Inc.

CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE at April, 2010

Chief Compliance Officer Support Services
U.S, Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:

    •  Business Line Functions Supported
       •  Fund Administration and Compliance
       •  Transfer Agent and Shareholder Services
       •  Fund Accounting
       •  Custody Services
       •  Securities Lending Services
       •  Distribution Services
       •  Daily Resource to Fund CCO, Fund Board, Advisor
    •  Provide USBFS/USB Critical Procedures & Compliance Controls
    •  Daily and Periodic Reporting
    •  Periodic CCO Conference Calls
    •  Dissemination of Industry/Regulatory Information
    •  Client & Business Line CCO Education & Training
    •  Due Diligence Review of USBFS Service Facilities
    •  Quarterly USBFS Certification
    •  Board Meeting Presentation and Board Support
    •  Testing, Documentation, Reporting

Annual Fee Schedule*

     •     $[   ] per service per year

Fees are billed monthly.

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